FOURTH AMENDMENT

TO THE

THIRD AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

OF

HIGHLAND INCOME FUND

To the Secretary of State of

Commonwealth of Massachusetts

It is hereby stated that:

1.

This document constitutes an amendment, dated May 15, 2023, to the Third Amended and Restated Agreement and Declaration of Trust, dated July 26, 2019 (hereinafter called the “Declaration of Trust”) of Highland Income Fund.

2.	The Declaration of Trust amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on September 17, 2019.

3.	Article I, Section 1 of the Declaration of Trust is amended as follows, to be effective as of June 15, 2023:

Section 1. Name. This Trust shall be known as “Highland Opportunities and Income Fund” (formerly, Highland Income Fund) and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

4.	Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to “Highland Opportunities and Income Fund”.

5.	The amendment herein provided for was authorized in accordance with law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this amendment to the Declaration of Trust on the 6th day of June, 2023.

/s/ Dr. Bob Froehlich
Dr. Bob Froehlich, as Trustee

/s/ Bryan A. Ward
Bryan A. Ward, as Trustee

/s/ Ethan Powell
Ethan Powell, as Trustee

/s/ Dorri McWhorter
Dorri McWhorter, as Trustee

/s/ John Honis
John Honis, as Trustee

[Signature Page – HFRO Fourth Amendment to Third A&R Declaration of Trust]